Exhibit 99.1

[West Marine Logo]

WEST MARINE REPORTS IMPROVED THIRD QUARTER
2009 OPERATING RESULTS AND QUARTER-END DEBT-
FREE STATUS

WATSONVILLE, CA, October 29, 2009 - West Marine, Inc. (Nasdaq: WMAR) today released unaudited operating results for the third quarter of 2009.

2009 third quarter highlights:

▪
Earnings per share for the third quarter were $0.38, compared to $0.16 for the same period last year, an increase of 137%.  The prior year included $0.07 per share of charges related to significant events.

▪	Earnings per share year-to-date were $1.13, compared to a loss of $0.45 for the same period last year. The prior year included $0.85 per share of charges related to significant events.
▪
The company had zero debt and a cash balance of $22.3 million at the end of the third quarter, compared to long-term debt of $29.3 million and a cash balance of $6.0 million at the end of the third quarter last year.

▪	Income before taxes was $9.0 million, a $5.3 million, or 143%, increase compared to the same period last year.
▪	Cash flow generated from operating activities year-to-date was $71.0 million, compared to $33.9 million in the same period last year, an increase of 109%.
▪	Approximately $91.9 million was available for borrowings under the company’s credit facility at quarter-end.

Geoff Eisenberg, West Marine’s CEO, commented:

“During the third quarter, the West Marine team of over 4,000 Associates continued to make excellent progress in all of our key long-term strategies, most notably store optimization, inventory management and product line expansions. We not only generated solid earnings growth, we also managed assets and cash flow to become debt-free at the end of the third quarter for the first time in our long history. We’ve evolved the culture and inner-workings of West Marine, strengthened our financial foundation, improved our operational execution, increased our abilities to serve a broader array of Customers, and find ourselves better positioned for the future.”

2009 third quarter results

West Marine’s net revenues for the thirteen weeks ended October 3, 2009 were $168.2 million, a decrease of $12.1 million, or 6.7%, from net revenues of $180.2 million for the 2008 fiscal third quarter, with comparable store sales decreasing by $6.3 million, or 4.3%, from last year. Adjusted for the impact of a fiscal calendar shift from the 53-week 2008 fiscal year, 2009 fiscal third quarter net revenues would have increased by $0.3 million, or 0.2%, and comparable store sales would have increased by $5.1 million, or 3.7%, over last year.

Since West Marine’s sales typically build week-over-week leading up to the peak of boating season, the fiscal calendar shift from last year meant that there were fewer peak season days in the third quarter of this year, which negatively affected store sales year-over-year. In addition to the calendar shift impact, the move of the Fourth of July holiday from the third fiscal quarter in 2008 to the second fiscal quarter in 2009 further affected the quarter. Stores closed during the third and fourth quarters of 2008 and first three quarters of 2009 reduced net revenues by $8.9 million versus last year, but this decline was largely offset by $5.9 million of net revenues from new stores opened during the third and fourth quarters of 2008 and first three quarters of 2009.

Gross profit for the thirteen weeks ended October 3, 2009 was $47.5 million, a decrease of $2.3 million compared to the same period of fiscal 2008. However, as a percentage of net revenues, gross profit increased by 0.6% to 28.2% compared to gross profit of 27.6% last year. The increase in gross profit as a percentage of revenues primarily resulted from lower unit buying and distribution costs in light of the company’s reduced inventory levels.  Additionally, the company experienced improved shrinkage results.  These improvements were partially offset by deleveraging of store occupancy expenses due to lower revenues given the relatively fixed nature of these expenses.

Selling, general and administrative (“SG&A”) expense for the quarter was $38.6 million, a decrease of $5.2 million, or 11.9%, compared to $43.9 million for the same period last year, and SG&A expense as a percentage of revenues decreased by 1.5% to 22.9%.  Drivers of the expense savings included:  a $2.1 million reduction due to the reduced store count; a $1.6 million reduction in payroll, marketing and other variable expenses reflecting lower revenues; and a $1.5 million decrease in selling and support expense, including a $0.9 million reduction in costs related to the now-settled SEC investigation.

Store closure and other restructuring charges decreased by $1.9 million during the third quarter of 2009, compared to the same period last year.  During the third quarter of 2008, the company recognized restructuring expenses of $1.7 million related to store closures, Port Supply restructuring, the closure of the Hagerstown, Maryland distribution center, the closure of the Largo, Florida call center, and severance costs for reductions in force at the Watsonville Support Center.

Interest expense in the third quarter of 2009 was $0.1 million, a decline of $0.2 million from last year.  This change was due to lower interest rates and the fact that the company was debt-free for most of the third quarter.

Income tax provision for the third quarter of 2009 was $0.5 million, and the effective income tax rate was 5.5% compared to an effective tax rate of 7.2% for the same period last year. The change in effective tax rate largely was due to the release in the third quarter of 2009 of an uncertain tax position in the amount of $0.4 million related to the 2005 tax year.

Earnings per share for the third quarter were $0.38 compared to $0.16 for the same period last year.  Last year’s earnings reflected significant events which included charges on a per share basis of $0.05 for restructuring, $0.01 for a deferred tax asset valuation allowance and $0.01 for asset impairments.

2009 year-to-date results

Net revenues for the thirty-nine weeks ended October 3, 2009 were $484.5 million, a 6.9% decrease compared to net revenues of $520.2 million for the thirty-nine weeks ended September 27, 2008. Comparable store sales declined 3.4% versus the same period a year ago.  Revenues for the first nine months of 2009 were not impacted materially by the fiscal calendar shift described above.

Gross profit for the thirty-nine weeks ended October 3, 2009 was $142.5 million, a decrease of $8.2 million compared to the same period for 2008. However, as a percentage of net revenues, gross profit increased by 0.4% to 29.4% compared to gross profit of 29.0% for the same period last year. The increase in gross profit as a percentage of revenues primarily resulted from improved product margins due to a reduction in promotional and clearance activity, a shift in sales mix to higher margin product categories, and improved shrinkage results, which was partially offset by higher unit buying and distribution costs and deleveraging of store occupancy costs on lower revenues.

SG&A expense for the first nine months was $116.0 million, a decrease of $23.6 million, or 16.9%, compared to $139.6 million for the same period last year, and expenses as a percentage of revenues decreased by 3.0% to 23.9%.  Drivers of the expense savings included:  an $11.3 million decrease in selling and support expense, including a $3.1 million reduction in costs related to the now-settled SEC investigation; an $8.3 million reduction in payroll, marketing and other variable expenses reflecting lower revenues; and $5.0 million of savings related to closed stores.

There were no impairments during the first nine months of 2009, compared to long-lived asset impairments of $2.4 million in the first nine months of 2008.  During the third quarter of 2008, West Marine’s management decided to close certain underperforming stores, one of the company’s three distribution centers located in Hagerstown, Maryland, and its call center located in Largo, Florida.  As a result, the company recognized restructuring expenses of $1.7 million consisting of charges for store closures, Port Supply restructuring, the distribution center and call center closures, and severance costs for reductions in force at the Watsonville Support Center.

Interest expense for the first nine months of 2009 was $0.7 million, a decline of $1.2 million from last year due to lower interest rates and reduced debt levels.

The company’s income tax provision, driven by state taxes and changes in uncertain tax positions, was $0.7 million for the first nine months of 2009.  The prior year’s tax provision was significantly higher driven by the valuation allowance established during the second quarter of 2008.

Cash provided by operating activities during the first nine months of the year was $71.0 million, which was more than double that of the corresponding period last year primarily due to increased earnings and efficient inventory management.

WEBCAST AND CONFERENCE CALL

As previously announced, West Marine will hold a conference call and webcast on Thursday, October 29, 2009 at 9:00 AM Pacific time to discuss third quarter 2009 results. The live call will be webcast and available in real time on the Internet at www.westmarine.com in the "Investor Relations" section. The earnings release will also be posted on the Internet at www.westmarine.com in the "Press Releases" section on the Investor Relations page. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast.

Interested parties can also connect to the conference call by dialing (800) 341-6235 in the United States and Canada and (706) 634-1041 for international calls. Please be prepared to give the conference ID number 36227213. The call leader is Geoff Eisenberg, West Marine's President and Chief Executive Officer.

An audio replay of the call will be available October 29, 2009 at 11:30 AM Pacific time through November 5, 2009 at 8:59 PM Pacific Time. The replay number is (800) 642-1687 in the United States and Canada and (706) 645-9291 for international calls. The access code is 36227213.

ABOUT WEST MARINE

West Marine, the largest specialty retailer of boating supplies and accessories, has 336 company-operated stores located in 38 states, Puerto Rico, Canada and two franchised stores located in Turkey.  Our call center and Internet channels offer customers approximately 50,000 products and the convenience of exchanging catalog and Internet purchases at our store locations. Our Port Supply division is one of the largest wholesale distributors of marine equipment serving boat manufacturers, marine services, commercial vessel operators and government agencies.  For more information on West Marine's products and store locations, or to start shopping, visit westmarine.com or call 1-800-BOATING (1-800-262-8464).

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, including statements concerning statements that are predictive or express expectations that depend on future events or conditions that involve risks and uncertainties. These forward-looking statements include, among other things, expectations relating to our financial results and our ability to improve financial performance, to effectively execute on our key initiatives and to maintain improvements in cash flows and our balance sheet in continued challenging market and industry conditions, as well as facts and assumptions underlying these expectations.  Actual results may differ materially from the preliminary expectations expressed or implied in these forward-looking statements due to various risks, uncertainties or other factors, including those set forth in West Marine’s annual report on Form 10-K for the fiscal year ended January 3, 2009.  Except as required by applicable law, West Marine assumes no responsibility to update any forward-looking statements as a result of new information, future events or otherwise.

NON-GAAP FINANCIAL INFORMATION

This release includes certain financial information not derived in accordance with generally accepted accounting principles ("GAAP"). These non-GAAP measures are total net revenues and comparable store sales, each adjusted for comparison purposes. Specifically, the week in fiscal 2008 that included the Fourth of July holiday, which occurred in fiscal second quarter in 2009, was removed and the first week in fiscal 2008 fourth quarter was added to essentially create a 13-week period ended October 4, 2008. Management believes that these non-GAAP measures are useful to investors because they provide a more direct and meaningful comparison of year-over-year revenues due to the timing of key peak revenue periods. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Management has reconciled these non-GAAP financial measures to the most directly comparable GAAP financial measures in the tables set forth below.

Contact:  West Marine, Inc.
Tom Moran, Senior Vice President and Chief Financial Officer
(831) 761-4229

West Marine, Inc.
Condensed Consolidated Balance Sheets
(Unaudited and in thousands, except share data)

	October 3, 2009	September 27, 2008
ASSETS
Current assets:
Cash	$22,288	$6,050
Trade receivables, net	6,851	7,891
Merchandise inventories	199,739	245,069
Other current assets	15,945	18,219
Total current assets	244,823	277,229

Property and equipment, net	56,161	62,068
Intangibles, net	125	163
Other assets	3,075	3,054
TOTAL ASSETS	$304,184	$342,514

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$31,803	$43,649
Accrued expenses and other	45,789	44,405
Total current liabilities	77,592	88,054

Long-term debt	-	29,300
Deferred rent and other	10,307	8,358
Total liabilities	87,899	125,712

Stockholders' equity:
Preferred stock, $.001 par value: 1,000,000 shares authorized; no shares outstanding	-	-
Common stock, $.001 par value: 50,000,000 shares authorized; 22,284,652 shares issued and 22,253,762 shares outstanding at October 3, 2009; 22,047,925 shares issued and 22,020,353 shares outstanding at September 27, 2008.	22	22
Treasury stock	(385)	(366)
Additional paid-in capital	176,357	172,978
Accumulated other comprehensive loss	(269)	(210)
Retained earnings	40,560	44,378
Total stockholders' equity	216,285	216,802
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$304,184	$342,514

West Marine, Inc.
Condensed Consolidated Statements of Operations
(Unaudited and in thousands, except per share data)

	13 Weeks Ended
	October 3, 2009		September 27, 2008
Net revenues	$168,154	100.0%	$180,249	100.0%
Cost of goods sold	120,703	71.8%	130,518	72.4%
Gross profit	47,451	28.2%	49,731	27.6%
Selling, general and administrative expense	38,618	22.9%	43,853	24.4%
Store closures and other restructuring costs	(219)	-0.1%	1,660	0.9%
Impairment of long lived assets	-	0.0%	206	0.1%
Income from operations	9,052	5.4%	4,012	2.2%
Interest expense	87	0.1%	327	0.2%
Income before taxes	8,965	5.3%	3,685	2.0%
Income taxes	492	0.3%	264	0.1%
Net income	$8,473	5.0%	$3,421	1.9%

Net income per common and common
equivalent share:
Basic	$0.38		$0.16
Diluted	$0.38		$0.16

Weighted average common and common
equivalent shares outstanding:
Basic	22,242		22,020
Diluted	22,472		22,024

	39 Weeks Ended
	October 3, 2009		September 27, 2008
Net revenues	$484,490	100.0%	$520,193	100.0%
Cost of goods sold	342,035	70.6%	369,566	71.0%
Gross profit	142,455	29.4%	150,627	29.0%
Selling, general and administrative expense	116,031	23.9%	139,600	26.9%
Store closures and other restructuring costs	(168)	0.0%	1,660	0.3%
Impairment of long lived assets	-	0.0%	2,369	0.5%
Income from operations	26,592	5.5%	6,998	1.3%
Interest expense	720	0.2%	1,935	0.3%
Income before income taxes	25,872	5.3%	5,063	1.0%
Income taxes	689	0.1%	14,862	2.9%
Net income (loss)	$25,183	5.2%	$(9,799)	(1.9)%

Net income (loss) per common and common
equivalent share:
Basic	$1.14		$(0.45)
Diluted	$1.13		$(0.45)

Weighted average common and common
equivalent shares outstanding:
Basic	22,182		21,962
Diluted	22,283		21,962

West Marine, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited and in thousands)

	39 Weeks Ended
	October 3, 2009	September 27, 2008

OPERATING ACTIVITIES:
Net income (loss)	$25,183	$(9,799)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	12,862	14,170
Impairment of long-lived assets	-	2,423
Share-based compensation	1,814	1,634
Tax benefit from equity issuance	-	(92)
Excess tax benefit from share-based compensation	-	(1)
Deferred income taxes	(595)	14,782
Provision for doubtful accounts	288	399
Lower of cost or market inventory adjustments	2,885	2,585
Loss on asset disposals	143	246
Changes in assets and liabilities:
Trade receivables	(1,315)	(1,586)
Merchandise inventories	19,977	653
Other current assets	424	3,266
Other assets	(996)	417
Accounts payable	5,455	8,171
Accrued expenses and other	3,533	(3,585)
Deferred items and other non-current liabilities	1,379	236
Net cash provided by operating activities	71,037	33,919

INVESTING ACTIVITIES:
Purchases of property and equipment	(9,659)	(11,498)
Proceeds from sale of property and equipment	22	40
Net cash used in investing activities	(9,637)	(11,458)

FINANCING ACTIVITIES:
Borrowings on line of credit	35,238	60,818
Repayments on line of credit	(82,238)	(83,818)
Proceeds from exercise of stock options	201	4
Proceeds from sale of common stock pursuant to Associates Stock Buying Plan	345	444
Excess tax benefit from share-based compensation	-	1
Treasury shares acquired	(19)	(18)
Net cash used in financing activities	(46,473)	(22,569)

Effect of exchange rate changes on cash	(112)	32

NET INCREASE (DECREASE) IN CASH	14,815	(76)

CASH AT BEGINNING OF PERIOD	7,473	6,126
CASH AT END OF PERIOD	$22,288	$6,050
Other cash flow information:
Cash paid for interest	$740	$1,970
Cash paid (refunded) for income taxes	440	(2,423)
Non-cash investing activities:
Property and equipment additions in accounts payable	128	716

West Marine, Inc.
Reconciliation of Non-GAAP Financial Measures
(Preliminary and unaudited; in thousands)

	13 Weeks Ended	13 Weeks Ended
	October 3, 2009	September 27, 2008	$ Change	% Change

GAAP net revenues	$168,154	$180,249	$(12,095)	(6.7)%
less: Week ended July 5, 2008	-	(20,961)	20,961
plus: Week ended October 4, 2008	-	8,596	(8,596)
Non-GAAP adjusted net revenues	$168,154	$167,884	$270	0.2%

	13 Weeks Ended	13 Weeks Ended
	October 3, 2009	September 27, 2008	$ Change	% Change

GAAP comparable store sales	$141,186	$147,520	$(6,334)	(4.3)%
less: Week ended July 5, 2008	-	(18,304)	18,304
plus: Week ended October 4, 2008	-	6,868	(6,868)
Non-GAAP adjusted comparable store sales	$141,186	$136,084	$5,102	3.7%